Exhibit 8(nnn)
SHAREHOLDER SERVICES AGREEMENT
     This Agreement is made as of December 28, 2007 by and between Davis Distributors, LLC (the “Distributor”), a Delaware Company, and ML Life Insurance Company of New York (the “Company”), a New York life insurance company.
     WHEREAS, the Company has entered into a participation agreement dated August 28, 2002, with Davis New York Venture Fund (the “Fund”), an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with respect to the purchase of a class of shares designated “A Shares” of one or more series of the Fund (each a “Portfolio”) by certain separate accounts of the Company (“Accounts”); and
     WHEREAS, the Distributor serves as the distributor to the Fund; and
     WHEREAS, the Company desires to provide certain shareholder services to owners (“Contract Owners”) of variable life insurance policies or variable annuity contracts (“Contracts”) in connection with their allocation of contract values to the Portfolios and Distributor desires Company to provide such services, subject to the conditions of this Agreement; and
     WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the A Shares of each Portfolio have adopted a Distribution and Shareholder Servicing Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as Company and to compensate such organizations out of each Portfolio’s average daily net assets attributable to the A Shares:
     NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:
     1. Services of Company.
          (a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the A Shares of the Portfolios: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the A Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of A Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner recordkeeping and similar administrative services.
          (b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract Owners.

          (c) The Company will furnish to the Distributor, the Fund, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.
     2. Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Fund, Company shall provide Distributor, the Fund, or the representative of either, copies of all such records.
     3. Fees. In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company a monthly fee (“Servicing Fee”) calculated as follows: the average aggregate amount invested each calendar month by the Company in the A Shares of each Portfolio that are attributable to the Contracts is multiplied by a pro rata fee factor. The pro rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the A Shares of each Portfolio by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month. The average aggregate amount invested in the Fund over a one-month period shall be computed by totaling the aggregate investment (A Share net asset value multiplied by total number of A Shares of each Portfolio held by the Company) on each business day during the month and dividing by the total number of business days during such month.
          Distributor will calculate the fee at the end of each calendar month and will make such payment to the Company, without demand or notice by the Company, within thirty (30) days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor and such other supporting data as may be reasonably requested by the Company.
          Payment of fees under this Agreement shall be made to Company in accordance with Company procedures. Company may amend such procedures and in the event of such amendment will provide sufficient notice to the paying entity.
     4. Representations, Warranties and Agreements.
     The Company represents, warrants, and covenants that if required by applicable law, the Company will disclose to each Contract Owner the existence of the Servicing Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law.
     The Distributor represents and warrants that is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized by the Fund’s Board of Directors to enter into this Agreement.

     5. Termination.
          (a) Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.
          (b) This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio. This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon sixty (60) days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Portfolio at any time without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the A Shares of such Portfolio on 60 days’ written notice.
          (c) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.
     6. Miscellaneous.
          (a) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.
          (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

          (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, exclusive of conflicts of laws.
          (d) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

DAVIS DISTRIBUTORS, LLC
By:	/s/ Kenneth C. Eich
	Name:	Kenneth C. Eich
	Title:	President

ML LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Lonny J Olejniczak
	Name:	Lonny J Olejniczak
	Title:	President

Exhibit A to Shareholder Services Agreement

Name of Portfolio	Fee Factor*

All Portfolios of Davis New York Venture Fund (A Shares)	0.25%

*	Shall not exceed 0.25%